Exhibit 10.2

Execution Version

MERRILL LYNCH, PIERCE, FENNER &
SMITH INCORPORATED

BANK OF AMERICA, N.A.

One Bryant Park

New York, NY 10036

April 28, 2016

Cypress Semiconductor Corporation

198 Champion Ct.

San Jose, CA 95134

Attention: Thad Trent

   Executive Vice President, Finance and Administration

   And Chief Financial Officer

Project Le Cose
Commitment Letter

Ladies and Gentlemen:

Cypress Semiconductor Corporation, a Delaware corporation (“you” or the “Borrower”), has advised Bank of America, N.A. (“BofA”) and Merrill Lynch, Pierce, Fenner & Smith Incorporated (“MLPFS”, which term shall include, in each case, MLPFS’s designated affiliate for any purpose hereunder, and together with BofA and their respective affiliates, “BAML”) and any Additional Arranger (as defined below) appointed pursuant to Section 1 below (together with BAML, each a “Commitment Party” and together, the “Commitment Parties”, “we” or “us”) that you intend to acquire (the “Acquisition”) from Broadcom Corporation (the “Seller”) certain of the Seller’s bluetooth and wireless assets previously identified as “Le Cose” (the “Acquired Business”). The Acquisition will be effected through an asset purchase pursuant to the terms of the Asset Purchase Agreement dated as of the date hereof by and between the Borrower and the Seller (together with all schedules, exhibits and annexes thereto, the “Acquisition Agreement”). The Borrower and its subsidiaries are sometimes collectively referred to herein as the “Companies.”

You have also advised us that in connection with the Acquisition the Borrower will obtain incremental term loans (the “Incremental Term Loans”) in an aggregate principal amount of $700,000,000 under an incremental tranche term loan B facility (the “Incremental Facility”) having the terms set forth in Annex I pursuant to that certain Amended and Restated Credit and Guaranty Agreement, dated as of March 12, 2015 (as amended, amended and restated or otherwise modified from time to time, the “Existing Credit Agreement”), by and among the Borrower, the guarantors party thereto, the lenders party thereto, Morgan Stanley Senior Funding, Inc., as administrative agent, collateral agent and as swing line lender, and Morgan Stanley Bank, N.A., as issuing bank. The Acquisition, the entering into and funding of the Incremental Term Loans and all related transactions are hereinafter collectively referred to as the “Transaction.” The date of consummation of the Acquisition and the funding of the Incremental Term Loans is referred to herein as the “Closing Date.”

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1.Commitments. In connection with the foregoing, BAML is pleased to advise you of (a) its commitment to provide 100% of the Incremental Facility (in such capacity, an “Initial Lender” and, together with any other Initial Lender joined in accordance with this Section 1, collectively, the “Initial Lenders”), subject to the conditions set forth in this letter and in Annex II hereto (collectively, the “Summary of Terms” and, together with this letter, the “Commitment Letter”) and (b) its willingness, and you hereby engage BAML, together with any other lead arrangers appointed as contemplated below, to act as joint lead arrangers and joint bookrunning managers (each, in such capacity, a “Lead Arranger” and collectively, the “Lead Arrangers”) for the Incremental Facility, and in connection therewith to form a syndicate of lenders for the Incremental Facility (collectively, the “Lenders”) reasonably acceptable to you. Notwithstanding anything to the contrary contained herein, the commitment of the Initial Lenders with respect to the initial funding of the Incremental Facility will be subject only to the satisfaction (or waiver by the Initial Lenders) of the conditions precedent set forth in paragraph 5 hereof. All capitalized terms used and not otherwise defined herein shall have the same meanings as specified therefor in the Summary of Terms.

At any time on or prior to the 15th calendar day following the date of this Commitment Letter, you may (in consultation with BAML) appoint up to two additional joint lead arrangers and joint bookrunning managers and appoint additional agents or co-agents or confer other titles for the Incremental Facility in consultation with BAML (the “Additional Arrangers”); provided that the aggregate economics payable to the Additional Arrangers for the Incremental Facility shall not exceed 25% of the total economics which would otherwise be payable to the Lead Arrangers pursuant to the Fee Letter (as hereinafter defined), exclusive of any fees payable to an administrative agent or collateral agent in its capacity as such; provided, further that (i) the commitments of each Initial Lender hereunder will be reduced by the amount of the commitments of each Additional Arranger (or its relevant affiliate) under the Incremental Facility, upon the execution of customary joinder documentation satisfactory to the Lead Arrangers and (ii) the commitments assumed by such Additional Arranger for the Incremental Facility will be in proportion to the economics allocated to such Additional Arranger. Subject to the preceding sentence, you agree that no other agents, co-agents, arrangers, co-arrangers, bookrunners, managers or co-managers will be appointed, no other titles will be awarded and no compensation (other than as expressly contemplated by this Commitment Letter and the Fee Letter (as hereinafter defined)) will be paid to any Lender as consideration for its participation in the Incremental Facility unless you and we shall agree. You agree further that BAML will have “lead left” placement on all marketing materials relating to the Incremental Facility and will perform the duties and exercise the authority customarily performed and exercised by it in such role, including acting as sole manager of the physical books.

2.Syndication. The Lead Arrangers intend to commence syndication of the Incremental Facility promptly after your acceptance of the terms of this Commitment Letter and the Fee Letter. Without limiting your obligations to assist with syndication efforts as set forth herein, it is understood that the Initial Lenders’ commitments hereunder are not conditioned upon the syndication of, or receipt of commitments or participations in respect of, the Incremental Facility and in no event shall the commencement or successful completion of syndication of the Incremental Facility constitute a condition to the availability of the Incremental Facility on the Closing Date. You agree, prior to the Syndication Date (as hereinafter defined), to actively assist the Lead Arrangers in achieving a syndication of the Incremental Facility that is satisfactory to the Lead Arrangers and you; provided that, notwithstanding each Lead Arranger’s right to syndicate the Incremental Facility and receive commitments with respect thereto, it is agreed that (i) except in the case of an assignment to an Additional Arranger or as you otherwise agree in writing, (A) no Initial Lender shall be relieved, released or novated from its obligations hereunder (including its obligation to fund the Incremental Facility on the Closing Date) in connection with any syndication, assignment or participation of the Incremental Facility, including its commitments in respect thereof, until after the initial funding of the Incremental Facility has occurred; and (B) no assignment or novation shall become effective with respect to all or any portion of an Initial Lender’s

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commitments in respect of the Incremental Facility until after the initial funding of the Incremental Facility; and (ii) each Commitment Party shall retain exclusive control over all rights and obligations with respect to its commitments in respect of the Incremental Facility, including all rights with respect to consents, modifications, supplements, waivers and amendments, until the Closing Date has occurred and the initial funding under the Incremental Facility has been made. Such assistance shall include (a) your providing and causing your advisors to provide the Lead Arrangers and the Lenders upon request with all customary information reasonably deemed necessary by the Lead Arrangers to complete such syndication, including (x) information and evaluations prepared by you and your advisors, or on your behalf, relating to the Transaction (including the Projections (as hereinafter defined)) and (y) customary forecasts prepared by management of the Companies of balance sheets, income statements and cash flow statements for each fiscal quarter for the first twelve months following the Closing Date and for each year commencing with the first fiscal year following the Closing Date and for each of the succeeding six fiscal years thereafter (it being understood and agreed that, as of the date hereof, the Lead Arrangers have already received any information required in respect of the Acquired Business necessary to satisfy the requirements of this clause (a)); (b) your preparation of a customary information memorandum with respect to the Incremental Facility (each, an “Information Memorandum”) and other customary materials to be used in connection with the syndication of the Incremental Facility (collectively with the Summary of Terms and any additional summary of terms prepared for distribution to Public Lenders (as hereinafter defined), the “Information Materials”); (c) ensuring that the syndication efforts of the Lead Arrangers benefit materially from your existing lending relationships; (d) using commercially reasonable efforts to obtain, prior to the launch of primary syndication, monitored public corporate credit or family ratings for you after giving effect to the Transaction and ratings of the Incremental Facility from Moody’s Investors Service, Inc. (“Moody’s”) and Standard & Poor’s, a division of The McGraw-Hill Companies, Inc. (“S&P”) (collectively, the “Ratings”); (e) using your commercially reasonable efforts to ensure, that none of the Companies shall syndicate or issue, attempt to syndicate or issue, or announce or authorize the announcement of the syndication or issuance of any debt of the Companies (other than the Incremental Facility), that, in the reasonable judgment of the Lead Arrangers, could reasonably be expected to materially and adversely affect the syndication of the Incremental Facility without the prior written consent of the Lead Arrangers (it being understood and agreed that the following debt may be issued without the prior written consent of the Lead Arrangers: (i) capital leases and purchase money and equipment financing indebtedness incurred in the ordinary course of business, (ii) intercompany indebtedness, (iii) indebtedness under the Existing Credit Agreement having an aggregate principal amount outstanding thereunder not in excess of the respective existing commitments thereunder in effect on the date of the Commitment Letter plus the outstanding principal amount of term loans thereunder on the date of this Commitment Letter) and (iv) the issuance of debt securities contemplated by the Fee Letter; and (f) your otherwise assisting the Lead Arrangers in their syndication efforts, including by making your officers and advisors available from time to time upon reasonable advance notice to attend and make presentations regarding the business and prospects of the Companies and the Transaction at one or more meetings of prospective Lenders. Notwithstanding anything to the contrary contained in this Commitment Letter or the Fee Letter or any other letter agreement or undertaking concerning the financing of the Transaction to the contrary, neither the obtaining of the Ratings referenced above nor the compliance with any of the other provisions set forth in clauses (a) through (f) above or any other provision of this paragraph shall constitute a condition to the commitments hereunder or the initial funding of the Incremental Facility on the Closing Date.

It is understood and agreed that the Lead Arrangers will manage and control all aspects of the syndication of the Incremental Facility in consultation with you and, as to the selection of Lenders, with your approval (such approval not to be unreasonably withheld or delayed), and, subject to the second paragraph in Section 1 above, any titles offered to prospective Lenders, when commitments will be accepted and the final allocations of the commitments among the Lenders. It is understood that no Lender participating in the Incremental Facility will receive compensation from you in order to obtain its

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commitment, except on the terms contained herein and in the Summary of Terms. It is also understood and agreed that the amount and distribution of the fees among the Lenders will be at the sole and absolute discretion of the Lead Arrangers.

3.Information Requirements. You hereby represent, warrant and covenant (with respect to Information relating to the Acquired Business, to the best of your knowledge) that (a) all written information, other than Projections (as defined below), that has been or is hereafter made available to the Lead Arrangers or any of the Lenders by or on behalf of you or any of your representatives in connection with any aspect of the Transaction (including such information relating to the Acquired Business) (the “Information”) is and will be complete and correct when taken as a whole, in all material respects, and does not and will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein, in the light of the circumstances under which they were made, not materially misleading and (b) all financial projections concerning the Companies that have been or are hereafter made available to the Lead Arrangers or any of the Lenders by or on behalf of you or any of your representatives (the “Projections”) have been or will be prepared in good faith based upon reasonable assumptions (it being understood and agreed that the Projections are not to be viewed as a guarantee of financial performance or achievement, that the Projections are subject to significant uncertainties and contingencies, many of which are beyond your control, and that actual results may differ from the Projections and such differences may be material). You agree that if at any time prior to the later of (a) the earlier of (i) the date on which a Successful Syndication (as defined in the Fee Letter) is achieved and (ii) 30 days following the Closing Date (such earlier date, the “Syndication Date”) and (b) the Closing Date any of the representations in the preceding sentence would be incorrect in any material respect if the Information and Projections were being furnished, and such representations were being made, at such time, then you will promptly supplement, or cause to be supplemented, the Information and Projections so that such representations will be correct in all material respects at such time. In issuing this commitment and in arranging and syndicating the Incremental Facility, the Commitment Parties are and will be using and relying on the Information and the Projections without independent verification thereof. For the avoidance of doubt, nothing in this paragraph will constitute a condition to the availability of the Incremental Facility on the Closing Date.

You acknowledge that (a) the Lead Arrangers on your behalf will make available Information Materials to the proposed syndicate of Lenders by posting the Information Materials on IntraLinks or another similar electronic system (the “Platform”) and (b) certain prospective Lenders (such Lenders, “Public Lenders”; all other Lenders, “Private Lenders”) may have personnel that do not wish to receive material non-public information (within the meaning of the United States federal and state securities laws, “MNPI”) with respect to the Companies, the Acquired Business, their respective affiliates or any other entity, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such entities’ securities. If requested, you will assist the Lead Arrangers in preparing an additional version of the Information Materials not containing MNPI (the “Public Information Materials”) to be distributed to prospective Public Lenders.

Before distribution of any Information Materials (a) to prospective Private Lenders, you shall provide the Lead Arrangers with a customary letter authorizing the dissemination of the Information Materials; and (b) to prospective Public Lenders, you shall provide the Lead Arrangers with a customary letter authorizing the dissemination of the Public Information Materials and confirming the absence of MNPI therefrom. In addition, you hereby agree that (x) at the request of the Lead Arrangers (or their respective affiliates), you shall identify that portion of the Information Materials that may be distributed to the Public Lenders by clearly and conspicuously marking the same as “PUBLIC”; (y) all Information Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Investor”; and (z) the Lead Arrangers (and their respective affiliates) shall be entitled

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to treat any Information Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Investor.”

You agree that the Lead Arrangers (and their respective affiliates) on your behalf may distribute the following documents to all prospective Lenders, unless you advise the Lead Arrangers in writing (including by email) within a reasonable time prior to their intended distributions that such material should only be distributed to prospective Private Lenders: (a) administrative materials for prospective Lenders such as lender meeting invitations and funding and closing memoranda, (b) customary marketing term sheets and notifications of changes to the terms of the Incremental Facility and (c) other materials intended for prospective Lenders after the initial distribution of the Information Materials, including drafts approved in writing by you and the Lead Arrangers (or their respective affiliates) and final versions of definitive documents with respect to the Incremental Facility. If you so advise the Lead Arrangers (or their respective affiliates) that any of the foregoing items should be distributed only to Private Lenders, then the Lead Arrangers (and their respective affiliates) will not distribute such materials to Public Lenders without further discussions with you. You agree that Information Materials made available to prospective Public Lenders in accordance with this Commitment Letter shall not contain MNPI.

4.Fees and Indemnities.

(a)You agree to reimburse the Commitment Parties for all reasonable out-of-pocket fees and expenses (including, but not limited to, the reasonable and documented fees, actual disbursements and other out-of-pocket expenses of one primary counsel to the Commitment Parties (it being understood and agreed that Weil, Gotshal & Manges LLP shall act as primary counsel to the Commitment Parties), and of (x) any special and local counsel retained by the Lead Arrangers and (y) solely in the case of a conflict of interest, one additional counsel in each relevant jurisdiction to the affected Commitment Parties similarly situated and reasonable due diligence expenses) incurred in connection with the Incremental Facility, the syndication thereof, the preparation of the Credit Documentation (as defined below) therefor and the other transactions contemplated hereby, whether or not the Closing Date occurs or any of the Credit Documentation is executed and delivered or any extensions of credit are made under either of the Incremental Facility. Such amounts shall be paid on the earlier of (i) the Closing Date or (ii) three business days following the termination of this Commitment Letter as provided below. You agree to pay the fees set forth in the separate fee letter addressed to you dated as of the date hereof from the Commitment Parties (the “Fee Letter”).

(b)You also agree to indemnify and hold harmless each of the Commitment Parties, each other Lender and each of their affiliates, successors and assigns and their respective partners, officers, directors, employees, trustees, agents and advisors (each, an “Indemnified Party”) from and against (and will reimburse each Indemnified Party for) any and all claims, damages, losses, liabilities and expenses (including, without limitation, the reasonable and documented fees, actual disbursements and other out-of-pocket expenses of counsel to any Indemnified Party) that may be incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or by reason of (including, without limitation, in connection with any investigation, litigation or proceeding or preparation of a defense in connection therewith) (a) this Commitment Letter, (b) the Fee Letter, (c) any aspect of the Transaction or any of the other transactions contemplated thereby or (d) the Incremental Facility, or any use made or proposed to be made with the proceeds thereof, except to the extent such claim, damage, loss, liability or expense (i) is found in a final non-appealable judgment by a court of competent jurisdiction to have resulted from (x) such Indemnified Party’s gross negligence or willful misconduct or (y) a material breach of such Indemnified Party’s obligations hereunder or under the Fee Letter or (ii) arises from a dispute solely among the Indemnified Parties (other than a dispute involving claims against us in our capacity as a Lead Arranger, bookrunning manager, co-agent or similar capacity), and in any such event described in this clause (ii) solely to the extent that the underlying dispute does not

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arise as a result of any action, inaction or representation of, or information provided by or on behalf of, you or any of your subsidiaries. In the case of any claim, litigation, investigation or proceeding (any of the foregoing, a “Proceeding”) to which the indemnity in this paragraph applies, such indemnity shall be effective whether or not such Proceeding is brought by you, your equity holders or creditors or an Indemnified Party, whether or not an Indemnified Party is otherwise a party thereto and whether or not any aspect of the Transaction is consummated. You also agree that no Indemnified Party shall have any liability (whether direct or indirect, in contract or tort or otherwise) to you or your subsidiaries arising out of, related to or in connection with any aspect of the Transaction, except to the extent of direct (as opposed to special, indirect, consequential or punitive) damages determined in a final non-appealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party’s gross negligence, willful misconduct or material breach of this Commitment Letter or the Fee Letter. Notwithstanding any other provision of this Commitment Letter, no Indemnified Party shall be liable for any damages arising from the use by others of information or other materials obtained through electronic telecommunications or other information transmission systems, other than for direct, actual damages resulting from the gross negligence or willful misconduct of such Indemnified Party as determined by a final non-appealable judgment of a court of competent jurisdiction. You shall not, without the prior written consent of an Indemnified Party (which consent shall not be unreasonably withheld, conditioned or delayed), effect any settlement of any pending or threatened Proceeding against an Indemnified Party in respect of which indemnity could have been sought hereunder by such Indemnified Party unless (i) such settlement includes an unconditional release of such Indemnified Party from all liability or claims that are the subject matter of such Proceeding and (ii) does not include any statement as to any admission of liability.

5.Conditions to Financing. The commitment of each Initial Lender with respect to the initial funding of the Incremental Facility is subject solely to (a) the satisfaction or waiver by the Commitment Parties of each of the conditions set forth under Annex II hereto and (b) subject to the Funds Certain Provisions (as defined below), the execution and delivery of definitive credit documentation with respect to the Incremental Facility consistent with this Commitment Letter and the Fee Letter and, to the extent terms are not provided in this Commitment Letter or the Fee Letter, otherwise satisfactory to you and the Lead Arrangers (the “Credit Documentation”) prior to such initial funding.

Notwithstanding anything in this Commitment Letter, the Fee Letter, the Credit Documentation or any other letter agreement or other undertaking concerning the financing of the Transaction to the contrary, (a) the Credit Documentation shall be in a form such that the terms thereof do not impair availability of the Incremental Facility on the Closing Date if the conditions in Annex II and paragraph 5 hereof shall have been satisfied, it being understood that to the extent any security interest in the Collateral (as defined in Annex I) (other than the Collateral of the Borrower and the Guarantors (as defined in Annex I) the security interest in which may be perfected by the filing of a UCC financing statement, the filing of short-form security agreements with the United States Patent and Trademark Office or the United States Copyright Office or the delivery of certificates evidencing equity interests) is not provided on the Closing Date after your use of commercially reasonable efforts to do so, the provision and/or perfection, as applicable, of any such Collateral shall not constitute a condition precedent to the availability of the Incremental Facility on the Closing Date but shall be required to be delivered and/or perfected not later than 90 days after the Closing Date pursuant to arrangements to be mutually agreed, and (b) the only representations and warranties the accuracy of which shall be a condition to the availability of the Incremental Facility on the Closing Date shall be those set forth in paragraph (ii) of Annex II hereto. The provisions of this paragraph are referred to herein as the “Funds Certain Provisions.”

Each of the parties hereto agrees that this Commitment Letter and the Fee Letter is a binding and enforceable agreement (subject to the effects of bankruptcy, insolvency, fraudulent conveyance,

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reorganization and other similar laws relating to or affecting creditors’ rights generally and general principles of equity (whether considered in a proceeding in equity or law)) with respect to the subject matter contained herein, including an agreement to negotiate in good faith the Credit Documentation by the parties hereto in a manner consistent with this Commitment Letter and, to the extent applicable, the Fee Letter, it being acknowledged and agreed that the initial funding of the Incremental Facility is subject only to the conditions precedent as provided herein.

6.Confidentiality and Other Obligations. This Commitment Letter and the Fee Letter and the contents hereof and thereof are confidential and, may not be disclosed in whole or in part to any person or entity without the prior written consent of the Lead Arrangers except (i) this Commitment Letter and the Fee Letter may be disclosed (A) on a confidential basis to your directors, officers, employees, accountants, attorneys and other representatives and professional advisors who need to know such information in connection with the Transaction and are informed of the confidential nature of such information, (B) pursuant to the order of any court or administrative agency in any pending legal or administrative proceeding, or otherwise as required by applicable law or compulsory legal process based on the reasonable advice of your legal counsel (in which case you agree to inform the Lead Arrangers promptly thereof prior to such disclosure to the extent permitted by applicable law), and (C) on a confidential basis to the directors, officers, employees, accountants, attorneys and other representatives and professional advisors of the Seller in connection with their consideration of the Transaction, provided that the Fee Letter is redacted in a manner reasonably satisfactory to the Lead Arrangers, (ii) Annex I and the existence of this Commitment Letter and the Fee Letter (but not the contents of the Commitment Letter and the Fee Letter) may be disclosed to Moody’s and S&P and any other rating agency on a confidential basis, (iii) the aggregate amount of the fees (including upfront fees and original issue discount) payable under the Fee Letter may be disclosed as part of generic disclosure regarding sources and uses for closing of the Incremental Facility (but without disclosing any specific fees, market flex or other economic terms set forth therein or to whom such fees or other amounts are owed), (iv) the Commitment Letter and the Fee Letter may be disclosed on a confidential basis to your auditors after the Closing Date for customary accounting purposes, including accounting for deferred financing costs, (v) you may disclose the Commitment Letter (but not the Fee Letter) and its contents in any proxy or other public filing relating to the Acquisition and (vi) the Commitment Letter and Fee Letter may be disclosed to a court, tribunal or any other applicable administrative agency or judicial authority in connection with the enforcement of your rights hereunder (in which case you agree to inform the Lead Arrangers promptly thereof prior to such disclosure to the extent permitted by applicable law).

The Commitment Parties shall use all confidential information provided to them by or on behalf of you hereunder solely for the purpose of providing the services which are the subject of this Commitment Letter and otherwise in connection with the Transaction and shall treat confidentially all such information; provided, however, that nothing herein shall prevent the Commitment Parties from disclosing any such information (i) pursuant to the order of any court or administrative agency or in any pending legal or administrative proceeding, or otherwise as required by applicable law or compulsory legal process (in which case the Commitment Parties agree to inform you promptly thereof to the extent not prohibited by law, rule or regulation), (ii) upon the request or demand of any regulatory authority having jurisdiction over the Commitment Parties or any of their respective affiliates, (iii) to the extent that such information becomes publicly available other than by reason of disclosure in violation of this agreement by the Commitment Parties, (iv) to the Commitment Parties’ affiliates and their and their affiliates’ respective officers, directors, employees, legal counsel, independent auditors and other experts, professionals or agents who need to know such information in connection with the Transaction and are informed of the confidential nature of such information, (v) for purposes of establishing a “due diligence” defense, (vi) to the extent that such information is received by a Commitment Party from a third party that is not to the applicable Commitment Party’s knowledge subject to confidentiality obligations to you, (vii) to the extent that such information is independently developed by the Commitment Parties, (viii) to

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potential Lenders, participants, assignees or any direct or indirect contractual counterparties to any swap or derivative transaction relating to you or your obligations under the Incremental Facility, in each case, who agree to be bound by the terms of this paragraph (or language not less restrictive than this paragraph or as otherwise reasonably acceptable to you and each Commitment Party, including as may be agreed in any confidential information memorandum or other marketing material), (ix) to Moody’s and S&P, and to Bloomberg, LSTA and similar market data collectors with respect to the syndicated lending industry; provided that such information is limited to Annex I and is supplied only on a confidential basis, or (x) with your prior written consent. This paragraph shall terminate on the earlier of (a) execution and delivery of the Credit Documentation and (b) the first anniversary of the date hereof.

You acknowledge that the Commitment Parties or their affiliates may be providing financing or other services to parties whose interests may conflict with yours. The Commitment Parties agree that they will not furnish confidential information obtained from you to any of their other customers and will treat confidential information relating to the Companies and their respective affiliates with the same degree of care as they treat their own confidential information. The Commitment Parties further advise you that they will not make available to you confidential information that they have obtained or may obtain from any other customer. In connection with the services and transactions contemplated hereby, you agree that the Commitment Parties are permitted to access, use and share with any of their bank or non-bank affiliates, agents, advisors (legal or otherwise) or representatives any information concerning the Companies or any of their respective affiliates that is or may come into the possession of the Commitment Parties or any of their respective affiliates.

In connection with all aspects of each transaction contemplated by this Commitment Letter, you acknowledge and agree, and acknowledge your affiliates’ understanding, that: (i) the Incremental Facility and any related arranging or other services described in this Commitment Letter is an arm’s-length commercial transaction between you and your affiliates, on the one hand, and the Commitment Parties, on the other hand, (ii) the Commitment Parties have not provided any legal, accounting, regulatory or tax advice with respect to any of the transactions contemplated hereby and you have consulted your own legal, accounting, regulatory and tax advisors to the extent you have deemed appropriate, (iii) you are capable of evaluating, and understand and accept, the terms, risks and conditions of the transactions contemplated hereby, (iv) in connection with the financing transactions contemplated hereby and the process leading to such transactions, each of the Commitment Parties has been, is, and will be acting solely as a principal and has not been, is not, and will not be acting as an advisor, agent or fiduciary for you or any of your affiliates, stockholders, creditors or employees or any other party, (v) the Commitment Parties have not assumed and will not assume an advisory, agency or fiduciary responsibility in your or your affiliates’ favor with respect to any of the financing transactions contemplated hereby or the process leading thereto, and the Commitment Parties have no obligation to you or your affiliates with respect to the financing transactions contemplated hereby except those obligations expressly set forth in this Commitment Letter, and (vi) the Commitment Parties and their respective affiliates may be engaged in a broad range of transactions that involve interests that differ from yours and those of your affiliates, and the Commitment Parties have no obligation to disclose any of such interests to you or your affiliates. To the fullest extent permitted by law and without limiting the provisions of paragraph 4(b), you hereby waive and release any claims that you may have against the Commitment Parties with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any financing transaction contemplated by this Commitment Letter.

The Commitment Parties hereby notify you that pursuant to the requirements of the USA PATRIOT Act, Title III of Pub. L. 107-56 (signed into law October 26, 2001) (the “U.S.A. Patriot Act”), each of them is required to obtain, verify and record information that identifies you and the Guarantors, which information includes the name and address of such person and other information that will allow the Commitment Parties, as applicable, to identify such person in accordance with the U.S.A. Patriot Act.

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This notice is given in accordance with the requirements of the U.S.A. Patriot Act and is effective for the Commitment Parties and each prospective Lender.

7.Survival of Obligations. The provisions of paragraphs 2, 3, 4, 6 and 8 shall remain in full force and effect regardless of whether any Credit Documentation shall be executed and delivered and notwithstanding the termination of this Commitment Letter or any commitment or undertaking of the Commitment Parties hereunder, provided that (i) the provisions of paragraphs 2 and 3 shall not survive if the commitments and undertakings of the Commitment Parties are terminated by any party hereto prior to the effectiveness of the Incremental Facility, (ii) if the Incremental Facility closes and the Credit Documentation is executed and delivered (A) the provisions of paragraphs 2 and 3 shall survive only until the Syndication Date is achieved and (B) the provisions under paragraph 4 and the second paragraph of Section 6 shall be superseded and deemed replaced by the terms of the Credit Documentation governing such matters (solely to the extent such provisions are set forth therein).

8.Miscellaneous. This Commitment Letter and the Fee Letter may be executed in multiple counterparts and by different parties hereto in separate counterparts, all of which, taken together, shall constitute an original. Delivery of an executed counterpart of a signature page to this Commitment Letter or the Fee Letter by telecopier, facsimile or other electronic transmission (e.g., a “pdf” or “tiff”) shall be effective as delivery of a manually executed counterpart thereof. Headings are for convenience of reference only and shall not affect the construction of, or be taken into consideration when interpreting, this Commitment Letter or the Fee Letter.

This Commitment Letter and the Fee Letter shall be governed by, and construed in accordance with, the laws of the State of New York. Each party hereto hereby irrevocably waives any and all right to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to this Commitment Letter, the Fee Letter, the Transaction and the other transactions contemplated hereby and thereby or the actions of the Commitment Parties in the negotiation, performance or enforcement hereof. Each party hereto hereby irrevocably and unconditionally submits to the exclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in the Borough of Manhattan in New York City in respect of any suit, action or proceeding arising out of or relating to the provisions of this Commitment Letter, the Fee Letter, the Transaction and the other transactions contemplated hereby and thereby and irrevocably agrees that all claims in respect of any such suit, action or proceeding may be heard and determined in any such court. The parties hereto agree that service of any process, summons, notice or document by registered mail addressed to you shall be effective service of process against you for any suit, action or proceeding relating to any such dispute. Each party hereto waives, to the fullest extent permitted by applicable law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceedings brought in any such court, and any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. A final judgment in any such suit, action or proceeding brought in any such court may be enforced in any other courts to whose jurisdiction the applicable party is or may be subject by suit upon judgment.

This Commitment Letter, together with the Fee Letter, embodies the entire agreement and understanding among the parties hereto and your affiliates with respect to the Incremental Facility and supersedes all prior agreements and understandings relating to the subject matter hereof. No party has been authorized by the Commitment Parties to make any oral or written statements that are inconsistent with this Commitment Letter. Neither this Commitment Letter (including the attachments hereto) nor the Fee Letter may be amended or any term or provision hereof or thereof waived or modified except by an instrument in writing signed by each of the parties hereto.

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This Commitment Letter may not be assigned by you without our prior written consent (and any purported assignment without such consent will be null and void), is intended to be solely for the benefit of the parties hereto and is not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties hereto (and the Indemnified Parties). Notwithstanding the foregoing sentence, (i) each Commitment Party may assign its commitment hereunder, in whole or in part, to any of its affiliates or to any Lender; provided that, other than with respect to an assignment to (x) an Additional Arranger or (y) which you otherwise agree in writing, such Commitment Party shall not be released from the portion of its commitment hereunder so assigned to the extent such assignee fails to fund the portion of the commitment assigned to it on the Closing Date notwithstanding the satisfaction of the conditions to funding set forth herein and (ii) MLPFS may, without notice to you, assign its rights and obligations under this Commitment Letter to any other registered broker-dealer wholly owned by Bank of America Corporation to which all or substantially all of Bank of America Corporation’s or any of its subsidiaries’ investment banking, commercial lending services or related business may be transferred following the date hereof.

Please indicate your acceptance of the terms of the Incremental Facility set forth in this Commitment Letter and the Fee Letter by returning to BAML executed counterparts of this Commitment Letter and the Fee Letter not later than 11:59 p.m. (New York City time) on April 28, 2016, whereupon the undertakings of the parties with respect to the Incremental Facility shall become effective to the extent and in the manner provided hereby. This offer shall terminate with respect to the Incremental Facility if not so accepted by you at or prior to that time. Thereafter, all commitments and undertakings of the Commitment Parties hereunder will expire on the earliest of (a) the date that is four months following the date hereof (the “Commitment Termination Date”), (b) the execution and delivery of the Credit Documentation for the Incremental Facility by all parties thereto, (c) the closing of the Acquisition without the use of the Incremental Facility, (d) the termination of the Acquisition Agreement (and you hereby agree to promptly inform BAML of any such termination) and (e) the public announcement of the abandonment of the Acquisition by you or any of your affiliates in a public statement or filing.

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We are pleased to have the opportunity to work with you in connection with this important financing.

Very truly yours,

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED

By:
Name:
Title:

BANK OF AMERICA, N.A.

By:
Name:
Title:

Signature Page to Commitment Letter

This Commitment Letter is accepted and agreed to as of the date first written above:

CYPRESS SEMICONDUCTOR CORPORATION

By:	Name: Title:

Signature Page to Commitment Letter

ANNEX I

SUMMARY OF TERMS AND CONDITIONS

Capitalized terms not otherwise defined herein have the same meanings as specified therefor in the Commitment Letter to which this Annex I is attached.

Borrower:	Cypress Semiconductor Corporation (the “Borrower”).
Guarantors:

All obligations under the Incremental Facility (as hereinafter defined) shall be unconditionally guaranteed by each of the Borrower’s direct and indirect wholly-owned domestic subsidiaries (all of such subsidiaries being, collectively, the “Guarantors”), subject to the exceptions and exclusions set forth in the Existing Credit Agreement (as hereinafter defined).

Administrative and Collateral Agent:	Morgan Stanley Senior Funding, Inc. will act as sole and exclusive administrative and collateral agent for the Lenders (the “Administrative Agent”).
Joint Lead Arrangers and Joint Bookrunning Managers:

Merrill Lynch, Pierce, Fenner & Smith Incorporated, together with any Additional Arranger appointed pursuant to Section 1 of the Commitment Letter, will act as joint lead arrangers and joint bookrunning managers for the Incremental Facility (each, in such capacity, a “Lead Arranger” and collectively, the “Lead Arrangers”).

Lenders:

Banks, financial institutions and institutional lenders selected by the Lead Arrangers and reasonably acceptable to the Borrower (the “Lenders”) and, after the initial funding of the Incremental Facility, subject to the restrictions set forth in the Assignments and Participations section below.

Incremental Term Facility:

The Borrower will obtain, under the Existing Credit Agreement, incremental term loans secured on a pari passu basis with the Loans outstanding under the Existing Credit Agreement in an aggregate principal amount equal to $700,000,000, plus, at the Borrower’s election, an additional amount sufficient to fund any OID or upfront fees required to be funded in connection with the “market flex” provisions in the Fee Letter, which amounts shall be automatically added to the Commitment Parties’ commitments under the Commitment Letter (the “Incremental Term Loans”). The full amount of the Incremental Term Loans will be available to the Borrower in U.S. dollars in a single drawing on the Closing Date. Incremental Term Loans that are repaid or prepaid may not be reborrowed. Except as set forth herein, the terms of the Incremental Facility shall be the same as those set forth in the Existing Credit Agreement.

Annex I-

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Borrower:	Cypress Semiconductor Corporation (the “Borrower”).
Transactions:

The Borrower intends to acquire (the “Acquisition”) from Broadcom Corporation (the “Seller”) certain of the Seller’s bluetooth and wireless assets previously identified as “Le Cose” (the “Acquired Business”) pursuant to the Asset Purchase Agreement dated as of the date hereof by and between the Borrower and the Seller (together with all schedules, exhibits and annexes thereto, the “Acquisition Agreement”). In connection with the

Acquisition, (a) the aggregate consideration paid by the Borrower to, or for the account of, the Seller, will be up to $550,000,000 in cash, subject to certain adjustments specified in the Acquisition Agreement (the “Acquisition Consideration”), (b) the Borrower will obtain the Incremental Term Loans under an incremental tranche term loan B facility described herein (the “Incremental Facility”) and (c) fees and expenses incurred in connection with the foregoing (including fees and expenses in connection with the Incremental Facility) will be paid. The transactions described in this paragraph are collectively referred to herein as the “Transaction”.

Purpose:

The proceeds of the borrowings under the Incremental Facility on the Closing Date and cash on the balance sheet of the Borrower and the Guarantors, shall be used (i) to finance the Acquisition and (ii) to pay fees and expenses incurred in connection with the Transaction.

Interest Rates:

The interest rates per annum applicable to the Incremental Term Loans will be, at the option of the Borrower, (i) LIBOR plus the Applicable Margin or (ii) the Base Rate plus the Applicable Margin. The “Applicable Margin” means 5.00% per annum, in the case of LIBOR advances and 4.00% per annum, in the case of Base Rate advances.

“LIBOR” and “Base Rate” will have meanings set forth in the Existing Credit Agreement; provided that LIBOR will be deemed to be not less than 1.00% per annum, with respect to the Incremental Term Loans (the “LIBOR Floor”).

The default rate applicable to the Incremental Facility shall be the same as in the Existing Credit Agreement.
Calculation of Interest and Fees:	All interest and other fee calculations shall be based on a 360 day year (or 365/366 days in the case of Base Rate loans).
Cost and Yield Protection:	The cost and yield protection provisions shall be those contained in the Existing Credit Agreement.
Maturity:	7 years after the Closing Date.
Documentation Principles:

The Credit Documentation shall reflect the provisions set forth in the Commitment Letter and this Summary of Terms and otherwise be consistent with the Borrower’s Amended and Restated Credit and Guaranty Agreement, dated as of March 12, 2015 (as amended or otherwise modified and in effect, the “Existing Credit Agreement”), by and among the Borrower, the guarantors party thereto, the several lenders party thereto, Morgan Stanley Senior Funding, Inc. as administrative agent, collateral agent and as swing line lender and Morgan Stanley Bank, N.A. as issuing bank, and will take into account (a) the terms set forth in the Commitment Letter and this Summary of Terms and (b) the addition of customary Loan Syndications & Trading Association EU Bail-In provisions.

Annex I-

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Borrower:	Cypress Semiconductor Corporation (the “Borrower”).
Scheduled Amortization:

The Incremental Term Loans shall be subject to quarterly amortization of principal equal to 0.25% per quarter of the original aggregate principal amount of such Incremental Term Loans, with the balance payable at final maturity of such Incremental Term Loans.

Mandatory Prepayments:

The mandatory prepayment provisions shall be consistent with those applicable to the Term Loans issued by the Borrower pursuant to the Joinder Agreement, dated as of December 22, 2015, by and among, inter alios, the Borrower, the Administrative Agent and the lenders party thereto (the “Existing Incremental Term Loans” and the related facility, the “Existing Incremental Term Loan Facility”).

Repayment Premium:

In the event that all or any portion of the Incremental Facility is (i) repaid, prepaid, refinanced or replaced or (ii) repriced or effectively refinanced through any waiver, consent or amendment (in each case, in connection with any repayment, prepayment, refinancing, replacement, waiver, consent or amendment to the Incremental Facility directed at, or the result of which would be, the lowering of the effective interest cost or the weighted average yield of the Incremental Facility or the incurrence of any debt financing having an effective interest cost or weighted average yield that is less than the effective interest cost or weighted average yield of the Incremental Facility (or portion thereof) so repaid, prepaid, refinanced, replaced or repriced (other than a refinancing of the Incremental Facility in connection with any transaction that would, if consummated, constitute a change of control) (a “Repricing Transaction”)) occurring on or prior to the date that is six months after the Closing Date, such repayment, prepayment, refinancing, replacement or repricing will be made at 101.0% of the principal amount so repaid, prepaid, refinanced, replaced or repriced. If all or any portion of the Incremental Facility held by any Senior Lender is repaid, prepaid, refinanced or replaced pursuant to a “yank-a-bank” or similar provision in the Credit Documentation as a result of, or in connection with, such Senior Lender not agreeing or otherwise consenting to any waiver, consent or amendment referred to in clause (ii) above (or otherwise in connection with a Repricing Transaction), such repayment, prepayment, refinancing or replacement will be made at 101.0% of the principal amount so repaid, prepaid, refinanced or replaced.

Security:

The Borrower and each of the Guarantors shall grant the Administrative Agent (for its benefit and for the benefit of the Lenders) valid and perfected first priority (subject to certain exceptions to be set forth in the Credit Documentation) liens on and security interests in all tangible and intangible assets, including without limitation all personal, real and mixed property of the Borrower and the Guarantors, subject to the limitations and exceptions set forth in the Existing Credit Agreement (collectively, the “Collateral”), on a pari passu basis with the other loans and extensions of credit under the Existing Credit Agreement.

Conditions Precedent to Closing:	Limited to those conditions specified in (a) paragraph 5 of the Commitment Letter and (b) Annex II to the Commitment Letter.

Annex I-

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Borrower:	Cypress Semiconductor Corporation (the “Borrower”).
Representations and Warranties:	The representations and warranties shall be those contained in the Existing Credit Agreement.
Covenants:	The affirmative and negative covenants shall be those contained in the Existing Credit Agreement.
Financial Covenants:	The financial covenants shall be those contained in the Existing Credit Agreement.
Events of Default:	The events of default shall be those contained in the Existing Credit Agreement.
Assignments and Participations:	The assignment and participations provisions shall be those contained in the Existing Credit Agreement.
Waivers and Amendments:	The waivers and amendments provisions shall be those contained in the Existing Credit Agreement.
Indemnification:	The indemnification provisions shall be those contained in the Existing Credit Agreement.
Governing Law:	New York.
Expenses:	The expense provisions shall be those contained in the Existing Credit Agreement.
Counsel to the Commitment Parties:	Weil, Gotshal & Manges LLP.

Annex I-

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ANNEX II

CONDITIONS PRECEDENT TO CLOSING

Capitalized terms not otherwise defined herein have the same meanings as specified therefor in the Commitment Letter to which this Annex II is attached.

The initial extension of credit under the Incremental Facility will be subject to satisfaction (or waiver by the Lead Arrangers with the consent of the Commitment Parties) of the following conditions precedent:

(i)The terms of the Acquisition Agreement will be reasonably satisfactory to the Lead Arrangers (it being understood that the draft version of the Acquisition Agreement delivered to the Lead Arrangers on April 28, 2016 at 12:01 a.m., New York time, is reasonably satisfactory to the Lead Arrangers). The Acquisition shall have been or shall substantially concurrently be, consummated in accordance with the terms of the Acquisition Agreement without giving effect to any amendment, change or supplement or waiver of any provision thereof in any manner that is materially adverse to the interests of the Lenders or the Lead Arrangers without the prior written consent of the Lead Arrangers (it being understood that any reduction of the purchase price in respect of the Acquisition will be materially adverse to the Lenders and the Lead Arrangers, unless (x) such reduction is in the aggregate less than 10% of the purchase price payable on the date hereof and (y) there is a concurrent reduction in the aggregate principal amount of the commitments in respect of the Incremental Facility).

(ii)The only representations and warranties the accuracy of which shall be a condition to the initial availability of the Incremental Facility shall be (A) the Acquisition Agreement Representations (as defined below) and (B) the Specified Representations (as defined in the Existing Credit Agreement). “Acquisition Agreement Representations” shall mean the representations made by or with respect to the Acquired Business in the Acquisition Agreement as are material to the interests of the Lenders, but only to the extent that the breach of any such representations results in you or any of your affiliates having the right to terminate your or its obligations under the Acquisition Agreement (after giving effect to any applicable notice and cure period) or results in the failure of a condition precedent to your obligation to consummate the Acquisition pursuant to the Acquisition Agreement.

(iii)Since the date of the Acquisition Agreement, there has not been or occurred any Seller Material Adverse Effect (as defined below).

For purposes hereof, “Seller Material Adverse Effect” means any fact, circumstance, change, condition or effect that, individually or when taken together with all other such facts, circumstances, changes, conditions or effects that exist at the date of determination of the occurrence of a Seller Material Adverse Effect, has or is reasonably likely to have a material adverse effect on the business, operations, financial condition or results of operations of the IoT Business and the Purchased Assets, taken as a whole, or Seller’s ability to perform its obligations under the Acquisition Agreement and the Collateral Agreements or consummate the transactions contemplated hereby or thereby; provided, however, that no facts, circumstances, changes, conditions or effects (by themselves or when aggregated with any other facts, circumstances, changes, conditions or effects) resulting from, relating to or arising out of the items enumerated in sub-clauses (i) to (vi) below shall be deemed to be or constitute a Seller Material Adverse Effect, and no facts, circumstances, changes, conditions or effects resulting from, relating to or arising out of the following (by themselves or when aggregated with any other facts, circumstances, changes or effects) shall be taken into account when determining whether a Seller Material Adverse Effect has occurred or may, would or could occur: (i) general economic, financial or

Annex II-

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political conditions in the United States or any other jurisdiction in which the IoT Business has substantial business or operations, and any changes therein (including any changes arising out of acts of terrorism, war, weather conditions or other force majeure events), to the extent that such conditions do not have a materially disproportionate impact on the IoT Business, taken as a whole, relative to other businesses similar to the IoT Business; (ii) conditions in the industry that the IoT Business is in, and any industry-wide changes therein (including any changes arising out of acts of terrorism, war, weather conditions or other force majeure events), to the extent that such conditions do not have a materially disproportionate impact on the IoT Business, taken as a whole, relative to other businesses similar the IoT Business; (iii) conditions in the financial markets, and any changes therein (including any changes arising out of acts of terrorism, war, weather conditions or other force majeure events), to the extent that such conditions do not have a materially disproportionate impact on the IoT Business, taken as a whole, relative to other businesses similar to the IoT Business; (iv) acts of terrorism or war to the extent that such acts do not have a materially disproportionate impact on the IoT Business, taken as a whole, relative to other businesses similar to the IoT Business; (v) the announcement or pendency of the Acquisition Agreement and the transactions contemplated thereby, including negative reactions by customers of the IoT Business to the sale announcement; or (vi) compliance by Seller or its Affiliates with the express terms of the Acquisition Agreement or the failure by Seller or its Affiliates to take any action that is expressly prohibited by the Acquisition Agreement.

Capitalized terms used in the definition above shall have the meanings assigned to such terms in the Acquisition Agreement as in effect on the date hereof.

(iv)The Administrative Agent shall have received the Solvency Certificate attached as Annex III to the Commitment Letter from the chief financial officer of the Borrower.

(v)The Administrative Agent shall have received (A) customary opinions of counsel to the Borrower and the Guarantors, (B) customary corporate resolutions and customary closing certificates, (C) subject in all respects to the Funds Certain Provisions, all documents and instruments (including schedules to security documentation) required to create and perfect the Administrative Agent’s senior priority security interest in the Collateral shall have been executed and delivered by the Borrower and the Guarantors (or, where applicable, the Borrower and the Guarantors shall have authorized the filing of financing statements under the Uniform Commercial Code) and, if applicable, be in proper form for filing and (D) a customary borrowing notice.

(vi)The Lead Arrangers shall have received (i) audited consolidated balance sheets and related audited consolidated statements of operations, cash flows and shareholders’ equity of the Borrower as of and for each of the three fiscal years ending more than 60 days prior to the Closing Date, accompanied by an unqualified report thereon by its independent registered public accountants, (ii) unaudited consolidated balance sheets and related unaudited consolidated statements of operations and cash flows as of and for each fiscal quarter (other than the fourth fiscal quarter) of the Borrower ending after the latest fiscal year for which financial statements have been delivered under clause (i) and more than 40 days prior to the Closing Date and for the corresponding periods of the prior fiscal year, all of which shall have been reviewed by the independent accountants for the Borrower as provided in Statement on Auditing Standards No. 100, (iii) audited and unaudited consolidated financial statements of the Acquired Business and all other recent, probable or pending acquisitions, as of and for such periods required by Rule 3-05 of Regulation S-X of the Securities Act of 1933, as amended (“Regulation S-X”) and solely to the extent the Borrower will be required to file such financial statements pursuant to such Rule 3-05, regardless of the timing of such filing, and (iv) customary pro forma financial statements of the Borrower (a) as of and for the most recent fiscal year for which audited financial statements are required by clause (i) above and interim period required by clause (ii) above, and (b) other than a fiscal

Annex II-

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year end, for the twelve-month period ending on the last day of the most recently completed four fiscal quarter period ending more than 40 days prior to the Closing Date, in each case giving effect to the Transaction and all other recent, probable or pending acquisitions. Such pro forma financial statements need not be prepared in compliance with Regulation S-X or include adjustments for purchase accounting (including adjustments of the type contemplated by Financial Accounting Standards Board Accounting Standards Codification 805, Business Combinations (formerly SFAS 141R)).

(vii)The Lead Arrangers shall have received: (A) the Project Le Cose Financial Model, dated as of April 11, 2016, (B) the confidential information memorandum relating to the sale of the Acquired Business, (C) management accounts of the Acquired Business and (D) a quality of earnings report prepared by Pricewaterhouse Coopers, dated as of April 27, 2016, in form and substance satisfactory to the Lead Arrangers; provided, that the Lead Arrangers acknowledge receipt of the report referred to in clause (D) hereof, which is in form and substance satisfactory to the Lead Arrangers.

(viii)The Lead Arrangers shall have been afforded a period of at least 15 consecutive calendar days (or such shorter period reasonably acceptable to the Lead Arrangers) following receipt of the Information Memorandum prior to the Closing Date to syndicate the Incremental Facility; provided that such period shall not include the period from July 1, 2016 to July 5, 2016.

(ix)All fees due to the Administrative Agent, the Lead Arrangers and the Lenders under the Fee Letter and the Commitment Letter to be paid, and all expenses to be paid or reimbursed under the Commitment Letter to the Administrative Agent, the Lead Arrangers that have been invoiced at least two business days prior to the Closing Date, shall have been paid, in each case, from the proceeds of the initial funding under the Incremental Facility.

(x)So long as requested at least ten business days prior to the Closing Date, the Administrative Agent shall have received, at least three business days prior to the Closing Date, all documentation and other information with respect to the Borrower and the Guarantors that is required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, the U.S.A. PATRIOT Act.

(xi)(A) As of the Closing Date, no Event of Default under Section 9.01(a), (f) or (g) of the Existing Credit Agreement shall have occurred and be continuing and (B) as of the date of the Acquisition Agreement, no Default or Event of Default shall have occurred and be continuing after giving pro forma effect to the Acquisition and the actions to be taken in connection therewith (including, without limitation, the incurrence of the Incremental Facility and the use of proceeds thereof) as if such Acquisition and other actions had occurred on such date.

(xii)As of the date of the Acquisition Agreement, the Borrower and its Restricted Subsidiaries (as defined in the Existing Credit Agreement) shall be in pro forma compliance with each of the covenants set forth in Article 7 of the Existing Credit Agreement as of the last day of the most recently ended Fiscal Quarter or Fiscal Year (each as defined in the Existing Credit Agreement) for which financial statements have been delivered pursuant to Section 5.01(a) or (b) of the Existing Credit Agreement after giving effect pro forma effect (in accordance with Section 1.02 of the Existing Credit Agreement) to the Acquisition and the other transactions to be entered into in connection therewith as if they had occurred at the beginning of the most recent four consecutive fiscal quarters ending prior to the date of the Acquisition Agreement for which consolidated financial statements of the Borrower are available.

Annex II-

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ANNEX III

FORM OF SOLVENCY CERTIFICATE1
[ ], 201[_]

This SOLVENCY CERTIFICATE (this “Certificate”) is delivered in connection with that certain Amended and Restated Credit Agreement dated as of March 12, 2015 (as amended, supplemented, amended and restated, replaced, or otherwise modified from time to time, the “Credit Agreement”), by and among CYPRESS SEMICONDUCTOR CORPORATION, a Delaware corporation (the “Borrower”), MORGAN STANLEY SENIOR FUNDING, INC., as administrative agent and collateral agent (the “Administrative Agent”), and the financial institutions from time to time party thereto as lenders. Capitalized terms used herein without definition have the same meanings as in the Credit Agreement.

I, [●], the [Chief Financial Officer/equivalent officer] of the Borrower, in such capacity and not in an individual capacity, hereby certify on behalf of the Borrower as follows:

1.Company (as used herein “Company” means the Borrower and its subsidiaries, on a consolidated basis) is not now, nor will the consummation of the Transaction, including the incurrence of the obligations under the Credit Agreement and the use of proceeds thereof, and after giving effect to the application of the proceeds of such indebtedness on the Closing Date, render Company “insolvent” as defined in this paragraph; in this context, “insolvent” means that (i) the fair value of the assets of the Company is less than its debts and liabilities, subordinated, contingent or otherwise and (ii) the present fair saleable value of assets of the Company is less than the amount that will be required to pay the probable liability, on a consolidated basis, of its debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured. The term “debts” as used in this Certificate includes any legal liability, whether matured or unmatured, liquidated or unliquidated, absolute, fixed or contingent.

2.As of the date hereof, after giving effect to the consummation of the Transaction, including the incurrence of the obligations under the Credit Agreement and the use of proceeds thereof, and after giving effect to the application of the proceeds of such indebtedness, the Company is able to pay its debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured.

3.The Company is not engaged in, and is not about to engage in, business for which it has “unreasonably small capital”. I understand that “unreasonably small capital” depends upon the nature of the particular business or businesses conducted or to be conducted, and I have reached my conclusion based on my current assumptions regarding the needs and anticipated needs for capital of the businesses conducted or anticipated to be conducted by Company in light of projected financial statements and anticipated credit capacity, which current assumption I do not believe to be unreasonable in light of the circumstances applicable thereto.

For purposes of this Certificate, the amount of any contingent liability at any time shall be computed as the amount that would reasonably be expected to become an actual and matured liability.

[Signature page follows]

[1]	NTD: Defined terms to be aligned with those in the definitive Credit Agreement.

Annex III-

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IN WITNESS WHEREOF, I represent the foregoing information is provided to the best of my knowledge and belief and execute this Certificate as of the date first above written.

By:	Name: [●] Title: [Chief Financial Officer/equivalent officer]

Annex III-

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